WORLD WRESTLING ENTERTAINMENT, INC.

[●], 2023

[Full Name]
via e-mail

Re:  Sale Bonus

Dear [First Name],

As you know, World Wrestling Entertainment, Inc. (the “Company”), together with the Company’s board of directors (the “Board”) and management team, has been reviewing strategic alternatives with respect to the Company.  In recognition of your continuing contributions to the Company in the critical months ahead, the Company is pleased to provide you with a sale bonus opportunity on the terms and conditions set forth in this letter agreement (the “Agreement”).

1.

Sale Bonus.  In the event that the Company undergoes a Sale Transaction (as defined below),  you will be paid a sale bonus equal to $[●] (the “Sale Bonus”) if the closing date of the Sale Transaction occurs on or before February 28, 2024 (unless such date is extended by the Board, in its discretion).  If the Sale Transaction does not close on or before February 28, 2024 (or, if extended, on or before such extended date), the Sale Bonus will automatically terminate and you will have no rights to receive any payment with respect to such Sale Bonus award.

2.

Termination of Employment.  Except as provided below, you will only be entitled to receive any Sale Bonus that becomes payable if you remain continuously employed by the Company through the closing date of the Sale Transaction. If your employment terminates for any reason other than as described in the following paragraph, your Sale Bonus opportunity will be forfeited.

Notwithstanding the foregoing, in the event that your employment is terminated prior to the closing of the Sale Transaction (A) by the Company other than for Cause (as defined below) or (B) by you for Good Reason (as defined below), you will be entitled to the Sale Bonus as of the effective date of your termination of employment, subject to your execution and nonrevocation of a standard separation agreement in the form provided by the Company, which separation agreement must be executed and irrevocable by the deadlines set by then applicable laws, but no later than the sixtieth (60th) day following the effective date of your termination of employment, whichever is less.

As used in this Agreement, “Cause” and “Good Reason” shall have the meanings ascribed to them in your [Employment Agreement][Change in Control Letter Agreement] with the Company, dated as of [●][(the “Employment Agreement”)].

3.

Sale Bonus Payment.  Any Sale Bonus that becomes payable will be paid in cash (less applicable tax withholdings) by the Company (or any successor or assignee) as soon as practicable, and in all events within ten (10) days, after the closing date of the Sale

Transaction  (or, in the event the Sale Bonus becomes payable as a result of your termination of employment by the Company other than for Cause or by you for Good Reason, on or before the sixtieth (60th) day following the effective date of your termination of employment; provided, however, that if the period during which you may consider and execute the release spans two calendar years, the payment will not be made until the later calendar year).

4.

Definition of Sale Transaction.  As used in this Agreement, “Sale Transaction” means in connection with the Board’s and the Company’s management team’s ongoing review of strategic alternatives with respect to the Company, any qualifying sale on or before February 28, 2024 (or, if extended, on or before such extended date) of all, or a portion of, the beneficial ownership of the outstanding Company equity or other financing transaction involving the Company with an aggregate value of more than $2,000,000,000 (including as a result of a merger or other transaction), as determined by the Board.

5.

Restrictive Covenant Acknowledgement.  By entering into this Agreement and in consideration for the Sale Bonus, you hereby acknowledge and reaffirm that the restrictive covenants between you and the Company (or its subsidiaries and affiliates) are reasonable, legitimate and fair (including, for the avoidance of doubt those contained in [the Employment Agreement and ]any Non-Disclosure, Non-Competition and Non-Solicitation Agreement or other similar agreement between you and the Company (or its subsidiaries or affiliates) in effect as of the date hereof.

6.

Section 409A.  It is intended that this Agreement be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended,  and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”). Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Board.  In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.

7.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.
8.

Entire Agreement.  This Agreement constitutes the entire agreement between the Company and you concerning the subject matter hereof and may only be modified by a written agreement executed by the Company and you.

9.	Governing Law. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Connecticut without regard to any conflicts of law rules.

[Signature Page Follows]

IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the date first written above.

WORLD WRESTLING ENTERTAINMENT, INC. By:_______________________________ [NAME] [TITLE]

[NAME] By:_______________________________ [Name]

[Signature Page to Sale Bonus Agreement]